Exhibit 4.2

SMART TECHNOLOGIES INC.

SECURITYHOLDERS AGREEMENT

JUNE             , 2010

SECURITYHOLDERS AGREEMENT

THIS SECURITYHOLDERS AGREEMENT is made as of the          day of June, 2010 among SMART TECHNOLOGIES INC., an Alberta corporation (“SMART” or the “Company”), IFF HOLDINGS INC., an Alberta corporation (“Founder”), INTEL CORPORATION, a Delaware corporation (“Intel”) and SCHOOL S.À R.L., a Luxembourg body corporate (“Apax”).

RECITALS:

A.	Apax, Intel and Founder collectively own all the issued and outstanding Class B Shares (as defined below) of the Company;

B.	The parties hereto are entering this Agreement in contemplation of the completion of the Company’s initial public offering of its Class A Subordinate Voting Shares (as defined below); and

C.	Apax, Intel and Founder wish to govern the exercise of their voting rights for their Equity Shares.

The Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Act” means the Business Corporations Act (Alberta);

“Affiliate” means affiliates and associates as those terms are defined in the Act;

“Agreement” means this Securityholders Agreement and all schedules, if any, attached to this Agreement;

“Apax Designee” has the meaning ascribed thereto in Section 2.2(a)(iii);

“Applicable Law” means, in relation to any Person, property, transaction or event, all applicable provisions, whether now or hereafter in effect (or mandatory applicable provisions, if so specified) of national, international, federal, provincial, state or local laws, statutes, rules, regulations, official directives and orders of all Governmental Authorities (whether or not having the force of law) and all judgments, orders and decisions of all Governmental Authorities in which the Person in question is a party or by which the Person, property, transaction or event is bound or having application to the Person, property, transaction or event;

“Board of Directors” or “Board” means the board of directors of SMART;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta, London, England or New York, New York;

“Charter” means the articles of incorporation, articles of amalgamation, by-laws or other documents creating or evidencing the existence of or governance of a Person, other than an individual;

“Class B Shareholders” means Apax, Intel or Founder and any other Person who becomes a holder of Class B Shares from time to time and “Class B Shareholder” means any one of them;

“Class A Shares” means the Class A Subordinate Voting Shares of the Company and any successor Securities into which such Class A Shares may be converted or changed as a result of, or which result from, or are payable on, such Class A Shares upon a consolidation, subdivision, reclassification, stock split, stock dividend, distribution, recapitalization, redesignation, amalgamation, merger, arrangement, reorganization or other transaction, in each case other than the Class B Shares or any successor Securities to the Class B Shares;

“Class B Shares” means the Class B Shares of the Company, and any successor Securities into which such Class B Shares may be converted or changed as a result of, or which result from, or are payable on, such Class B Shares upon a consolidation, subdivision, reclassification, stock split, stock dividend, distribution, recapitalization, redesignation, amalgamation, merger, arrangement, reorganization or other transaction, in each case other than the Class A Shares or any successor Securities to the Class A Shares;

“Closing” means the completion of the Company’s initial public offering of Class A Subordinate Voting Shares;

“Designees” means the Founder’s Designees, the Intel Designee and the Apax Designee, and “Designee” means any of them;

“Equity Shares” means the Class B Shares and the Class A Shares;

“Founder’s Designees” has the meaning ascribed thereto in Section 2.2(a)(i);

“Governmental Authorities” means any national, international, federal, state, provincial, county, local or municipal government; any governmental body, agency, authority, board, bureau, department or commission (including any taxing authority); any instrumentality or office of any of the foregoing (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions; or any Person directly or indirectly controlled by any of the foregoing;

“Independent Director” means a Person who is: (A) independent of the Company under Applicable Law for the purposes of serving on a committee of the Board; and (B) a Non-Affiliate;

“Initial Class B Shareholder” has the meaning ascribed thereto in Section 4.2(b);

“Intel Designee” has the meaning ascribed thereto in Section 2.2(a)(ii);

“Lien” means any assignment, mortgage, charge, pledge, lien, encumbrance, title retention agreement or any security interest whatsoever, howsoever created or arising, whether absolute or contingent, fixed or floating, legal or equitable, perfected or not;

“Non-Affiliate” means a Person who is: (A) not a Class B Nominee of any Class B Shareholder; and (B) not a director, officer, employee, contractor, agent or representative of any Class B Shareholder; and (C) acting at arm’s length with each Class B Shareholder;

“Parties” means SMART, Founder, Intel, and Apax and any other Person that becomes a party to this Agreement, and “Party” means any one of them;

“Party Representative” has the meaning ascribed thereto in Section 4.7;

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Relevant Stock Exchanges” means the Toronto Stock Exchange or the Nasdaq Global Select Market;

“Securities” means any stock, shares, units, instalment receipts, voting trust certificates, or other equity or equity-like securities including, without limitation, preferred shares or other securities commonly referred to as preferred equity certificates “PECs”, bonds, debentures, notes, other evidences of indebtedness, or other documents or instruments commonly known as securities or any certificates of interests, shares, or participations in temporary or interim certificates for, receipts for, guarantees of or warrants, options or rights to subscribe for, purchase or acquire any of the foregoing;

“Shareholder Documents” has the meaning ascribed thereto in Section 1.6;

“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, Lien or other arrangement by which possession, legal title or beneficial ownership passes from one Person (the “Transferor”) to another or to the same Person in a different capacity (each, a “Transferee”) whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing;

“Vote” means, with respect to any Class B Shareholder, at any meeting of the shareholders of the Company or in connection with a written resolution:

(a)	exercise, or cause to be exercised, the votes attached to all Equity Shares owned by such Class B Shareholder or over which such Class B Shareholder has the power to direct voting; and

(b)	vote by proxy, written consent or other voting arrangement executed or granted by such Class B Shareholder over the Equity Shares owned by it or over which it has the power to direct voting.

1.2	Rules of Interpretation

In this Agreement, unless a clear contrary intention appears:

(a)	the singular number includes the plural number and vice versa;

(b)	reference to any Person includes such Person’s successor and assignee but, if applicable, only if the succession by such successor or assignment to such assignee is permitted hereby;

(c)	use of the masculine, feminine or neuter gender includes all genders;

(d)	a grammatical variation of a defined term will have a corresponding meaning;

(e)	reference to any agreement, document or instrument means such agreement, document or instrument as amended and in effect from time to time in accordance with the terms thereof;

(f)

reference to any Applicable Law means such Applicable Law, rule or regulation as amended, replaced or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law, rule or regulation from time to time in effect and constituting the substantive amendment, replacement or re-enactment of such section or other provision;

(g)	reference to any Section or Schedule means the specified Section or Schedule to this Agreement;

(h)	“Agreement”, “this Agreement”, “hereunder”, “hereof”, “hereto”, “hereof”, “herein” and words of similar import are references to the whole of this Agreement and not, unless a particular Section or other part thereof is referred to, to any particular Section or other part;

(i)	“including” (and, with correlative meanings, “include” and “includes”) means including without limiting the generality of any description preceding or succeeding such term and for purposes hereof the rule of ejusdem generis will not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned;

(j)	references to time of day or date means the local time or date in Calgary, Alberta;

(k)	where any action is to be taken, on or as of a day that is not a Business Day, that action is to be taken on or as of the next following Business Day;

(l)	any obligation of a Party, however expressed, including a statement that it must or will do or refrain from doing anything, will be construed as a covenant by that Party;

(m)	a reference to a misrepresentation or breach of warranty includes an inaccuracy of a representation or warranty; and

(n)	an undertaking by a Party not to do or to omit to do any act or thing includes an undertaking not to cause or assist in the doing or omission of such act or thing.

1.3	Headings and Table of Contents

The division of this Agreement and the table of contents and headings are for convenience of reference only and will not affect the construction or interpretation hereof.

1.4	No Strict Construction

This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party will not apply to any construction or interpretation hereof or thereof.

1.5	Covenants Regarding Implementation

(a)	Each of the Class B Shareholders covenants and agrees that it will Vote to accomplish and give effect to the terms and conditions of this Agreement and against any proposed corporate action contrary to the terms and conditions of this Agreement.

(b)	The Parties agree to execute and deliver such further and other documents and perform and cause to be performed such further and other acts and things as may be reasonably necessary or desirable in order to give full effect to this Agreement.

(c)	The Company agrees not to approve any Transfer of Class B Shares unless it reasonably appears to the Company that this Agreement has been complied with.

(d)	Each of the Class B Shareholders agrees to Vote so as to cause the Charter of the Company to be amended to resolve any conflict between the provisions of this Agreement and the Charter of the Company in favour of the provisions of this Agreement.

(e)	The Company by its execution hereof acknowledges that it has actual notice of the terms of this Agreement, consents hereto and hereby covenants with each of the Class B Shareholders that it will at all times during the term of this Agreement be governed by the terms and provisions hereof in carrying out its business and affairs and, accordingly, will give or cause to be given such notices, execute or cause to be executed such documents and do or cause to be done all such acts, matters and things as may from time to time be necessary or required to carry out the terms and intent hereof.

1.6	Entire Agreement

This Agreement and all documents, instruments or agreements contemplated by this Agreement (collectively, the “Shareholder Documents”) are all of the agreements between or among the Parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in the Shareholder Documents. No Class B Shareholder has relied on or been induced to enter into this agreement by reason of any warranty, representation, opinion, advice or assertion of fact made either prior to or contemporaneously with this Agreement by any Party or its directors, officers or agents to any other Party or its directors, officers or agents, except as expressly set forth herein.

1.7	Waiver

No delay in exercising any rights hereunder, nor the failure by any Party to enforce any provision of this Agreement will be construed as a waiver of such rights or provision and no waiver of this Agreement or any provision of this Agreement will be effective unless it is executed in writing by the Party against which such waiver is sought to be enforced. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.8	Enforceability

To the extent that any matter which is agreed to herein cannot be undertaken as a matter of Applicable Law, the Parties shall use all reasonable endeavours to accomplish the purpose and intent of such matter in compliance with Applicable Law.

1.9	Schedules

The following schedules attached to this Agreement, for all purposes of this Agreement, form an integral part of it:

Schedule A	–	Shareholdings of the Class B Shareholders
Schedule B	–	Directors and Officers of SMART
Schedule C	–	Form of Articles of Amalgamation of the Company
Schedule D	–	Form of By-laws of the Company

ARTICLE 2

GOVERNANCE

2.1	Constitution of the Board of Directors

Each Class B Shareholder will Vote to cause the number of directors on the Board of Directors of the Company to be set at seven, and will not direct or encourage its Designee(s) on the Board to effect any action inconsistent with the foregoing.

2.2	Designees to the Board of Directors

(a)	Each Class B Shareholder will Vote to elect as directors on the Board of Directors:

(i)	two individuals nominated by Founder (the “Founder’s Designees”);

(ii)	one individual nominated by Intel (the “Intel Designee”); and

(iii)	one individual nominated by Apax (the “Apax Designee”).

(b)	Each Designee must be an individual who is not disqualified from acting as a director under Applicable Law. For the avoidance of doubt, no Designee is required to be an Independent Director. Each director of the Company other than those designated in Section 2.2(a) must be an Independent Director.

(c)	Each Class B Shareholder will provide the other Class B Shareholders and the Company with written notice of any change in its Designee (or either Designee, in the case of Founder) promptly after becoming aware of such change. If a Designee resigns or does not stand for re-election, each Class B Shareholder agrees to Vote to elect the replacement director designated by the Class B Shareholder that nominated such Designee.

(d)	The Parties understand and agree that the Apax Designee shall be appointed (and may be removed in accordance with Section 2.4) by Apax US VII, L.P., and Apax US VII, L.P. is a third party beneficiary of this Section 2.2(d).

2.3	Electing Directors and Filling Vacancies

(a)	At each annual or special meeting of the shareholders of the Company at which directors are to be elected, the Company will include in the slate of nominees recommended by the Board and in the Company’s information circular distributed in connection with the solicitation of proxies for such meeting of shareholders, the names of each Designee.

(b)	Each Class B Shareholder will provide the other Class B Shareholders and the Company with written notice at least 50 days before such annual or special meeting will be held of any change in its Designee(s) in connection with such annual or special meeting. If a Class B Shareholder fails to provide such written notice within the time period specified in the preceding sentence, the Company shall not be required to comply with its obligations under Section 2.3(a) with respect to any Designee sought to be nominated pursuant to such written notice.

(c)	If a Class B Shareholder, being entitled to do so, fails for any reason to nominate its Designee within 30 days after an individual who was such Class B Shareholder’s designee ceases to be a director on the Board, the nominating and governance committee may nominate an individual who is an Independent Director to fill the vacancy created thereby. Any Independent Director appointed under this Section 2.3(c) will be required to submit an undated resignation at the time of their appointment to facilitate their replacement in accordance with the provisions in this Section 2.3(c). That Independent Director will serve until a successor nominated by the relevant Class B Shareholder has been identified at which time the Independent Director’s resignation will be accepted and the Independent Director will resign from the Board and the successor nominee will be seated as a director on the Board. The election at any time by a Class B Shareholder not to exercise (in whole or in part) the right to nominate a Designee(s) does not constitute a permanent waiver or relinquishment of such right.

(d)	If a Class B Shareholder loses the right to nominate all or any portion of its nominees for directors for any reason, the director seats that the Class B Shareholder has lost will be filled by majority vote of the Independent Directors.

2.4	Removal of Directors

(a)	On the written request of a Class B Shareholder (with respect to its Designee), each Class B Shareholder will Vote to remove the requesting Class B Shareholder’s Designee, and to elect any replacement nominated by that Class B Shareholder. Subject to Section 2.3(d), no Class B Shareholder will take any action to cause the removal of any directors of the Board nominated by any other Class B Shareholder without the prior written request of such other Class B Shareholder.

(b)	Notwithstanding anything to the contrary in this Agreement, any director may be removed from the Board for “cause” if requested by the Class B Shareholders in accordance with Section 2.4(c). For purposes of this Section 2.4(b), “cause” means, with respect to any director: (i) the existence of any facts or circumstances which disqualify such director from acting as a director under Applicable Law; or (ii) the conviction of such director of, or determination of liability of such director by a Court or administrative body having jurisdiction of, or the entry of a guilty plea, a plea of nolo contendere or an admission to judgment by such director to, any charge or offence involving fraud, a breach of fiduciary duty or breach of insider trading laws or regulations.

(c)	If: (i) the Designee of any Class B Shareholder may be removed for “cause” in accordance with this Article 2; or (ii) this Agreement terminates with respect to a Class B Shareholder pursuant to Section 4.2(b), then, if requested in writing by any Class B Shareholder or by the Company, the Designee nominated by such Class B Shareholder shall immediately resign or all Class B Shareholders shall use all reasonable efforts to cause the removal or resignation of such Designee(s) at the earliest possible time. In the event of the proposed removal of any director of the Board in accordance with this Section 2.4(c), each Class B Shareholder agrees to Vote for such removal. If no request to remove a director is made in accordance with this Section 2.4(c), the applicable Designee(s) of that Class B Shareholder will serve the remaining portion of their then-current term. If the Designee of any Class B Shareholder is removed for “cause”, such Class B Shareholder is entitled to designate a replacement Designee to serve on the Board of Directors as their Designee.

2.5	Officers, Directors and Committee Members

The officers and directors of the Company as at the date of this Agreement are as set forth on Schedule B. Changes to any of the foregoing positions and the creation of any committees will be carried out in accordance with the Charter of the Company.

2.6	Unanimous Consent to Amend Charter

No Class B Shareholder may Vote in favour of any proposal to amend the Charter of the Company, a copy of which as at the date hereof is attached hereto as Schedules C and D, pursuant to Sections 173 or 102, as applicable, of the Act or otherwise and shall Vote against any such proposal, unless prior to such Vote, all Class B Shareholders have waived in writing the applicability of this Section 2.6 with respect to such proposal.

ARTICLE 3

TRANSFERS

3.1	Transferees are Bound

No Class B Share may be Transferred by any Class B Shareholder in any transaction or arrangement in which such Class B Share continues to be a Class B Share following such Transfer (rather than being converted into a Class A Share) unless such Transfer is in accordance with the Charter and unless and until the Transferee thereof agrees in writing to be bound by each provision of this Agreement to the same extent as if such Transferee were such Class B Shareholder hereunder.

ARTICLE 4

GENERAL PROVISIONS

4.1	Representations and Warranties

Each of the Parties represents and warrants to each other that:

(a)	such Party (other than the Company) beneficially owns of the number of Securities in SMART which are expressed to be owned by it in Schedule A to this Agreement and that such Securities are not subject to any Liens created by or through them (other than pursuant to the Shareholder Documents) and that no other Person has any rights to become a holder, beneficial owner or possessor of any of such Securities or of the certificates representing the same (other than those individuals and/or entities set forth in the footnotes to the “Principal and Selling Shareholders” table in the Company’s F-1 Registration Statement filed in connection with its initial public offering);

(b)	such Party has the capacity to enter into and give full effect to this Agreement and each of the other Shareholder Documents; and

(c)	this Agreement and each of the other Shareholder Documents to which it is a party constitutes a valid and binding obligation enforceable against such Party in accordance with its terms, subject to the usual exceptions as to insolvency, bankruptcy and the availability of equitable remedies.

4.2	Term; Outside Date

(a)	This Agreement will come into force and effect upon (and only upon) the Closing and, subject to Section 4.2(b), will continue in force until the earlier of the date: (i) on which there is only one Class B Shareholder or there are no Class B Shareholders; or (ii) all Class B Shareholders agree to terminate it.

(b)	Notwithstanding Section 4.2(a) above, if Closing does not occur within thirty (30) days following the execution of this Agreement, this Agreement will be null and void and of no force or effect.

(c)	This Agreement will terminate, with respect to each Initial Class B Shareholder and with respect to all other Class B Shareholders, if any, that are Permitted Holders (as defined in the Charter of the Company) of the Class B Shares of such Initial Class B Shareholder, on the date on which such Initial Class B Shareholder and such Permitted Holders collectively hold Class B Shares constituting less than 10% of the total number of outstanding Equity Shares. As used herein “Initial Class B Shareholder” means Apax, Intel or Founder.

4.3	Time of Essence

Time is of the essence of this Agreement.

4.4	Severability

If any term or other provision of this Agreement is declared invalid, illegal or unenforceable by a court of competent jurisdiction all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon any determination that any term or other provision is invalid, illegal or unenforceable, the Parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

4.5	Assignment

No Party may assign its rights or obligations under this Agreement to any other Person. This Section 4.5 will not preclude a Transfer of a Party’s Class B Shares in accordance with Article 3 of this Agreement.

4.6	Remedies

Each Party acknowledges that its or its subsidiary’s failure to observe or perform its covenants and agreements herein contained will result in damages to the other Parties which could not be adequately compensated for by a monetary award and accordingly each Party hereto agrees that in addition to all other remedies available to a Party at law or in equity if another Party fails to observe or perform its covenants herein, a Party will be entitled as a matter of right to apply to a court of competent jurisdiction for, and to obtain, relief by way of restraining order, injunction, decree of specific performance or otherwise, as may be appropriate to ensure compliance by each Party with this Agreement.

4.7	Notices

Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by prepaid first-class mail, by overnight delivery by an internationally recognized courier service that guarantees delivery the next Business Day (or the date following the next Business Day if a delivery is international), by facsimile or other means of electronic communication or by delivery as hereafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the fourth Business Day after the post-marked date thereof, if sent by an internationally recognized courier service, will be deemed to have been received on the second Business Day after deposit with the courier, or if sent by facsimile or other means of electronic communication, will be deemed to have been received on the Business Day following the sending and verification of receipt thereof by the Party sending such notice, or if delivered by hand will be deemed to have been received at the time it is delivered to the applicable address noted below to the party representative (each a “Party Representative”) designated below. Notice of change of address will also be governed by this Section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this Section. Notices and other communications shall be addressed to each Party Representative as follows:

(a)	If to SMART, to its Party Representative:

SMART Technologies Inc.

3636 Research Road NW

Calgary, AB T2L 1Y1

Attention:   General Counsel

Facsimile:   +1 (403) 407-5201

(b)	If to Apax, to its Party Representative:

Apax Worldwide Partners LLP

15 Portland Place

London UK

W1B 1PT

Attention:   Salim Nathoo

Facsimile:   +44 (0) 207 872 6334

with a copy to:

Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Attention:   Lawrence Chernin

Facsimile:   416-979-1234

(c)	If to Founder, to its Party Representative:

Byye Management Inc.

825, 808 – 4th Avenue S.W.

Calgary, AB T2P 3E8

Attention:   Nancy Macnab

Facsimile:   +1 (403) 699-9781

with a copy to:

Burnet, Duckworth & Palmer LLP

1400, 350 – 7th Avenue SW

Calgary, AB T2P 3N9

Attention:   Brian Borich

Facsimile:   +1 (403) 260-0332

(d)	If to Intel, to its Party Representative:

Intel Corporation

2200 Mission College Blvd, RN6-46

Santa Clara, CA 95054 USA

Attention:   Intel Capital Portfolio Manager

Facsimile:  +1 (408) 765-6038

with a copy to portfolio.manager@intel.com

with a copy to:

Stikeman Elliott LLP

155 René Levesque Blvd. West

Montreal, QC H4A 1N7

Attention:   Edward B. Claxton

Facsimile:   (514) 397-3222

Each Party hereto acknowledges and agrees that each Party Representative may be replaced with another Person from time to time on not less than five Business Days’ notice to all other Parties. Each Party is entitled to accept the written advice, instruction or direction of a Party Representative on behalf of that Party without further enquiry. Each Party agrees to be bound by any advice, instruction or direction in writing given by the Party Representative on behalf of that Party and each Party hereby waives any right to contest or disaffirm any such advice, instruction or direction in writing of the Party Representative in the absence of manifest error. Notwithstanding the foregoing, nothing in this Section 4.7 will entitle the Party Representative to amend this Agreement, except in accordance with Section 4.9 and nothing done by the Party Representative may be considered to be an amendment to this Agreement. For clarity, the Party Representative is only entitled to exercise or refrain from exercising a Party’s rights under this Agreement. Nothing in this Agreement restricts or prevents each director of the Board from exercising his or her rights or discharging his or her duties as a director under this Agreement.

4.8	Governing Law

This Agreement will be construed and enforced in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

4.9	Amendment

This Agreement may only be amended, in writing, signed by all of the Parties to this Agreement and specifically referring to an agreement of the Parties to amend this Agreement.

4.10	Attornment

Each of the Parties agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Alberta, waives any objection which it may have now or later to the venue of that action or proceeding, irrevocably submits to the jurisdiction of those courts in that action or proceeding, agrees to be bound by any judgement of those courts and agrees not to seek, and hereby waives, any review of the merits of any such judgement by the court of any other jurisdiction.

4.11	Counterpart

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original, portable document format (pdf) or faxed form and the Parties may adopt any signatures received by a receiving fax machine or electronic mail as original signatures of the Parties; provided, however, that any Party providing its signature in such manner shall promptly forward to the other Parties an original of the signed copy of this Agreement which was so faxed or sent by electronic mail.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

SMART TECHNOLOGIES INC.		INTEL CORPORATION

Per:		Per:
	Name:		Name:
	Title:		Title:

IFF HOLDINGS INC.		SCHOOL S.À R.L.

Per:		Per:
	Name:		Name:
	Title:		Title:

SCHEDULE A

EQUITY SHARES

CLASS B SHAREHOLDERS

Name of Shareholder	Type of Security	Number

Founder	Class B Shares	42,606,653
	Class A Preferred Shares	104,630,742

Intel	Class B Shares	42,606,653
	Class A Preferred Shares	109,974,662

Apax	Class B Shares	84,876,494
	Class A Preferred Shares	219,071,282

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SCHEDULE B

DIRECTORS AND OFFICERS OF SMART

Initial Directors	Names
Founders Designees	David Martin
Nancy Knowlton

Apax Designee	Salim Nathoo Adil Haque

Intel Designee	Arvind Sodhani David Thomas

Officers	Names
Executive Chairman	David Martin
President and Chief Executive Officer	Nancy Knowlton
Vice President, SMART Technologies	Thomas Hodson
Vice President, Finance and Chief Financial Officer	G.A. (Drew) Fitch
Vice President, Legal and General Counsel	Jeffrey Losch

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SCHEDULE C

FORM OF ARTICLES OF AMALGAMATION OF THE COMPANY

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SCHEDULE D

FORM OF BY-LAWS OF THE COMPANY

1